Exhibit 99

JOINT FILER INFORMATION

Name	Address
HFCP IV (Bermuda), L.P.	c/o A.S. Services Ltd. Cedar House 41 Cedar Avenue Hamilton HM 12 Bermuda
H&F International Partners IV-A (Bermuda), L.P.	c/o A.S. Services Ltd. Cedar House 41 Cedar Avenue Hamilton HM 12 Bermuda
H&F International Partners IV-B (Bermuda), L.P.	c/o A.S. Services Ltd. Cedar House 41 Cedar Avenue Hamilton HM 12 Bermuda
H&F Executive Fund IV (Bermuda), L.P.	c/o A.S. Services Ltd. Cedar House 41 Cedar Avenue Hamilton HM 12 Bermuda
H&F Investors IV (Bermuda), L.P.	c/o A.S. Services Ltd. Cedar House 41 Cedar Avenue Hamilton HM 12 Bermuda